Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS COMMENCES TENDER OFFER

FOR ALL OUTSTANDING SHARES OF ADOLOR

Tender Offer Consistent with Terms Announced October 24th

Lexington, Mass., November 7, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced the commencement of its tender offer for all outstanding shares of the common stock of Adolor Corporation (NASDAQ: ADLR) for $4.25 per share in cash, plus one nontransferable Contingent Payment Right (CPR) entitling the holder to receive additional cash payments of up to $4.50 for each share tendered if certain regulatory approvals and/or commercialization milestones for ADL5945 are achieved.  The tender offer is being made by FRD Acquisition Corporation, a wholly-owned subsidiary of Cubist, pursuant to the previously announced Agreement and Plan of Merger, dated as of October 24, 2011, for Cubist to acquire Adolor.

The tender offer and merger are subject to the satisfaction or waiver of customary conditions, including, among others, that the number of shares validly tendered and not validly withdrawn equals at least a majority of the outstanding shares and that any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or otherwise been terminated.

Cubist filed today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, setting forth in detail the terms of the tender offer. Adolor also filed today with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, setting forth in detail, among other things, the unanimous recommendation of Adolor’s Board of Directors that Adolor’s stockholders accept the tender offer and tender their shares in the offer.  Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from MacKenzie Partners, Inc., the information agent for the tender offer, at (212) 929-5500 for banks and brokers or toll-free at (800) 322-2885 for stockholders and all others. Additional information regarding the tender offer may be obtained from Morgan Stanley & Co. LLC, the dealer manager for the offer, toll-free at (888) 840-4015. Broadridge Corporate Issuer Solutions, Inc. is acting as depositary for the tender offer.

The tender offer and any withdrawal rights to which Adolor’s stockholders may be entitled expire at 12:00 midnight, New York City time, on December 6, 2011, unless extended or earlier terminated.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Notice to investors

This press release is for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of Adolor common stock are being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Cubist and FRD Acquisition Corporation have filed with the SEC on a Tender Offer Statement on Schedule TO on November 7, 2011. Adolor

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on November 7, 2011. Adolor stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Adolor stockholders and other investors may obtain free copies of the Tender Offer Statement, the tender offer Solicitation/Recommendation Statement and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from Cubist or Adolor by contacting: MacKenzie Partners, Inc. on behalf of Cubist toll free at (800) 322-2885 or collect at (212) 929-5500 or tenderoffer@mackenziepartners.com, or Stephen W. Webster of Adolor at (484) 595-1500. Questions and requests for assistance or for additional copies of these documents may be directed to MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 for banks and brokers or toll-free at (800) 322-2885 for stockholders and all others.

Contacts:

INVESTORS:

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

Mark Harnett and Paul Schulman

MacKenzie Partners, Inc.

(212) 929-5500

tenderoffer@mackenziepartners.com

MEDIA:

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777

Sard Verbinnen & Co

Andrew Cole/Chris Kittredge/Briana Kelly

(212) 687-8080

cubist-sardverb@sardverb.com